FIELDPOINT PETROLEUM APPROVED FOR QUOTATION ON THE OTC.QB AND OTC.PINK

AUSTIN, TX – November 29, 2017– FieldPoint Petroleum Corporation (the “Company”) announced today that its application for listing and quotation of its Common Stock and Warrants (the “Securities”) on the OTC Markets Group, Inc. has been approved.   The Company’s Common Stock has been assigned the new ticker symbol: FPPP on the OTC.QB quotation system and the Company’s Warrants have been assigned the new ticker symbol: FPPPW on the OTC.Pink quotation system. The Company expects to begin trading today.

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746